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                                                                      EXHIBIT 21


                MAJOR SUBSIDIARIES OF LAFARGE NORTH AMERICA INC.
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        The following indicates the corporate names (and all other significant names, if any, under which business is conducted) and jurisdictions of incorporation of the subsidiaries of Lafarge North America, all of which are wholly-owned or majority-owned. Indirect subsidiaries of Lafarge North America are indented and listed following their direct parent corporations.

Name(s)                                            Jurisdiction of Incorporation
---------------                                    -----------------------------

American Transport Leasing, Inc.                   Delaware
Cement Transport, Ltd.                             North Dakota
Friday Harbor Sand & Gravel Co.                    Washington
International Atlantins Insurance Company          Vermont
Lafarge Dakota Inc.                                North Dakota
Lafarge Florida Inc.                               Florida
Lafarge Midwest, Inc.                              Delaware
Mineral Solutions Inc.                             Delaware
Presque Isle Corporation                           Delaware
Redland Inc.                                       Delaware
        Redland Genstar, Inc.                      Delaware
        Western Mobile, Inc.                       Delaware
Sierra Bay Receivables Inc.                        Nevada
Systech Environmental Corporation                  Delaware
Tews Company                                       Delaware
Lafarge Canada Inc.                                Canada
        Gestion Carim Inc.                         Quebec
        International Atlantins Agencies Inc.      British Columbia
        Johnson Concrete & Material Ltd.           Saskatchewan
        LCI-Warren Merger Inc.                     Canada
               Lafarge Canada Finance Inc.         Canada
               The Warren Paving & Materials
                   Group Limited                   Ontario
        Les sablieres Forestville Inc.             Quebec
        Lulu Transport Inc.                        British Columbia
        N C Rubber Products Inc.                   Ontario
        Quality Ready-Mix Limited                  Ontario
        Re-Wa Holdings Ltd.                        Alberta
        Richvale York Block Inc.                   Ontario
        Valley Rite-Mix Ltd.                       British Columbia


        Lafarge North America also does business under the following names:
Florida Portland Cement Company, Lafarge Construction Materials, Lafarge Gypsum, Trinity Portland Cement Company.

        Lafarge Canada Inc. also does business under the following names:
Alberta Concrete Products, Apex Gravel, Bestpipe, Canada Concrete, Capital Concrete, Challenge Concrete, Champion Concrete, Cinq Concrete, Coldstream Concrete, Columbia Concrete, Conmac Western Industries, Country Building Supplies, Crown Equipment, Crown Paving and Engineering, Duracon, Francon-Lafarge, Great Lakes Flyash, High River Concrete, Johnston Ready Mix, Lafarge Concrete, Lafarge Construction Materials, Lafarge Gypsum, Lethbridge Concrete Products, Maritime Cement, Nelson Aggregate Co., O.K. Construction Materials, Permanent-Lafarge, Red-D-Mix Block, Richvale - McCord, Richvale - York, Rocky Mountain Precast, Spartan Explosives, Standard Aggregates, Standard Asphalt, Supercrete, Trans-Alta Flyash.

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        Information regarding 86 additional subsidiaries of the Registrant has been omitted because such subsidiaries, considered in the aggregate as a single subsidiary, do not constitute a "significant subsidiary" as defined in Rule 1-02(v) of Regulation S-X [17 CFR 210.1-02(v)].